Exhibit 99.1

TITAN MACHINERY ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

WEST FARGO, N.D.—April 29, 2011— Titan Machinery Inc. (NASDAQ: TITN) today announced that it intends to engage in an underwritten public offering of 2,000,000 shares of its common stock, subject to an over-allotment option of up to 300,000 additional shares, pursuant to an effective shelf registration statement.

Craig-Hallum Capital Group LLC and Robert W. Baird & Co. have agreed to act as joint book-running managers of the offering, with Stephens Inc. and Feltl and Company acting as co-managers.

The offering will be conducted pursuant to an effective shelf registration statement, which is on file with the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the base prospectus related to the offering may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, or by calling 612-334-6300.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Titan Machinery, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. Upon closing of the acquisition of the Carlson Tractor and Equipment dealership, the Titan Machinery network will consist of 83 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including two outlet stores, representing one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations regarding the completion of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the Company’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100